Recordkeeping Agreement

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

This Pershing LLC Recordkeeping Agreement (“Agreement”), dated May 19, 2023 (“Agreement Effective Date”), is entered into by and among Tributary Funds, Inc. (the “Trust”) on behalf of each of the funds listed on Schedule A attached hereto (“Funds”), Northern Lights Distributors, LLC, an Ohio limited liability company (“Fund Agent”) and Pershing LLC, a Delaware limited liability company (“Recordkeeping Agent”).

RECITALS

WHEREAS the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as open-end management investment companies and currently offer Shares for public sale;

WHEREAS Recordkeeping Agent acts in the capacity of a clearing agent for introducing broker dealers (“IBDs”) and in such capacity performs traditional operational functions, including execution and clearance of trades and holding funds and securities on behalf of clients of such IBDs (“Clients”);

WHEREAS each of Recordkeeping Agent’s IBDs has made a written representation to Recordkeeping Agent that it has entered into selling agreements directly with Fund Agent, the terms and conditions of which are not materially inconsistent with those contained in this Agreement;

WHEREAS Fund Agent has requested that Recordkeeping Agent, perform certain recordkeeping services (“Recordkeeping Services”) for each Sub-Account (as defined below); and

WHEREAS each party wishes to have such services performed pursuant to the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I RECORDKEEPING SERVICES

Section 1.01 General.

(a) Establishing Accounts. Fund Agent will establish or cause to be established Account(s) (as defined below) in Recordkeeping Agent’s name, or such other name as Recordkeeping Agent shall specify, in each Fund and class of Shares for which Recordkeeping Agent maintains any Sub-Accounts. Fund Agent will provide Recordkeeping Agent with or cause Recordkeeping Agent to be provided with the following for each Account:

(i) the net asset value (“NAV”) per Share on each day for which an NAV is calculated in accordance with each Fund’s Prospectus;

(ii) confirmations of all transactions in each Account on each day on which any Fund is open for trading;

(iii) the amount and ex-date of any dividends declared on Shares held in an Account at least two (2) Business Days prior to such ex-date and, in the case of income Funds, the daily accrual factor (mil rate) for the Shares on each day such rate is applicable;

(iv) such fund level tax information reasonably necessary to permit Recordkeeping Agent to prepare any tax reports required by Section 1.01(i);

(b) Sub-Accounting. Recordkeeping Agent will maintain sub-accounts (each a “Sub-Account” and collectively “Sub-Accounts”) for Clients with respect to Shares held by Recordkeeping Agent on behalf of Clients through one or more omnibus or master accounts in each Fund (individually an “Account” and collectively, “Accounts”).

2	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

Recordkeeping Agent will reconcile the balances and transactions in the Accounts with the Sub-Accounts on each Business Day.

(c) Processing Purchase and Redemption Orders. Recordkeeping Agent will receive and process any purchase, redemption or exchange orders in Shares in individual transactions received from IBDs through the Accounts on each Business Day.

(d) Contingent Deferred Sales Charges With respect to redemptions of those Shares held in an Account that are subject to a Contingent Deferred Sales Charge (“CDSC”) according to the then current prospectus for such Shares:

i. Recordkeeping Agent will assess any applicable CDSC to its Sub-Accounts in a manner consistent with the data obtained by Fund Agent or its designated agent from the applicable Prospectus and provided to Recordkeeping Agent from Fund Agent or its designated agent.

ii. Recordkeeping Agent will collect and remit to Fund Agent or its designated agent the applicable CDSC from its underlying Sub-Accounts pursuant to the written procedures received from Fund Agent or its designated agent.

(e) Redemption Fees. Recordkeeping Agent agrees to collect all applicable redemption fees in accordance with the data obtained by Fund Agent or its designated agent from the applicable Prospectus and provided to Recordkeeping Agent from Fund Agent or its designated agent on all Sub-Accounts and promptly remit such fees to Fund Agent or its designated agent. Fund Agent or its designated agent shall collect, or cause to be collected, all applicable redemption fees on accounts opened with the Fund on a fully disclosed, non-omnibus basis for accounts not subject to the provisions of this Agreement.

(f) Providing Client Confirmations and Sub-Account Statements. Recordkeeping Agent will prepare, or cause to be prepared, and deliver, or cause to be delivered, to Clients, statements showing such Client’s Share activity in his/her Sub-Account in accordance with applicable law. Recordkeeping Agent agrees to send confirmations of executed transactions to Clients as required by Rule 10b-10 of the Securities Exchange Act of 1934 (“Exchange Act”) when contracted to do so by the applicable IBD. If not so contracted, Fund Agent agrees to hold the applicable IBD responsible for delivering the confirmation to the applicable Client in accordance with said Rule.

(g) Processing Distribution Payments. Upon payment by the Funds of any distribution to Shareholders, Recordkeeping Agent will process and pay to Clients their respective share of such distribution.

(h) Forwarding Shareholder Communications. With respect to any Shares, “Disclosure Documents” shall mean the Prospectus, the Fund’s annual or semi-annual reports, proxy materials for Shareholder meetings and tax notices. Fund Agent agrees to supply (or cause to be supplied) Recordkeeping Agent, or its designated agent(s), at Fund Agent’s own expense, with sufficient copies of the Disclosure Documents and it shall do so in a timely manner so that Recordkeeping Agent can comply with applicable laws and regulations regarding the timely delivery of such materials to Clients. Recordkeeping Agent agrees to forward, or cause to be forwarded, to Clients that are Shareholders all such Disclosure Documents upon the written request of Fund Agent or its designated agent. Fund Agent agrees to bear all costs associated with the delivery of such documents.

(i) Tax Reporting. Recordkeeping Agent shall provide to any Client that is a Shareholder and shall file with the Internal Revenue Service (“IRS”), and any applicable state or local tax authority, all forms, reports, certificates or other documents required by applicable law with respect to any distributions or transactions involving Shares held in any Sub-Account. Recordkeeping Agent, or the applicable IBD on its behalf, shall obtain the taxpayer

3	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

identification number certification from Clients required under the Internal Revenue Code and shall withhold and pay to the IRS or other appropriate authority any backup withholding required from its Clients.

Section 1.02 Exclusions. Recordkeeping Agent will not perform any transfer agency functions set forth in Section 3(a)(25) of the Exchange Act. As such, Recordkeeping Agent’s Sub-Accounts do not constitute the Fund’s records and any errors in the Sub Account are Recordkeeping Agent’s sole responsibility. With respect to transactions in the Accounts and Shares held in Sub-Accounts, Fund Agent, the Funds’ transfer agent(s), and the Funds will act only on instructions given by Recordkeeping Agent and not on instructions of any Clients or any other individuals or entities purporting to have beneficial ownership of any Shares held in the Account.

ARTICLE II TRANSACTION PROCEDURES

Section 2.01 Frequent Trading. As among the Client, the IBD, the Funds, and the Fund Agent, each shall have access to: (i) Client account numbers; (ii) an IBD identifier; (iii) an investment professional identifier; and (iv) tax identification numbers on transactions and the amounts and dates of those transactions, transmitted by Recordkeeping Agent to Fund Agent or its designated agent. Recordkeeping Agent shall abide by written instructions to block accounts from trading in Shares at the written request of the Fund Agent, its designated agent, a Fund, or an IBD in order to assist such party in preventing market timing.

Section 2.02 Records. Each of the parties to this Agreement shall maintain and preserve all records as required by law to be maintained and preserved in connection with this Agreement. Upon the reasonable written request of Fund Agent or its designated agent, Recordkeeping Agent will provide copies of all records relating to the Funds as may reasonably be requested to enable the Funds or their representatives to: (i) respond to the directors/trustees requests for information; (ii) monitor and review the services provided under this Agreement; or (iii) comply with any request of a governmental body or self-regulatory organization. Recordkeeping Agent will provide Fund Agent or its designated agent with access to the books and records in its possession relating to the Sub-Accounts upon reasonable prior written notice during Recordkeeping Agent’s normal business hours.

Section 2.03 Blue Sky. Fund Agent or its designated agent shall inform Recordkeeping Agent electronically via Mutual Fund Profile II on a current and continuous basis as to the states and jurisdictions in which the Shares are registered for sale or are exempt from such registration and Recordkeeping Agent shall be entitled to rely on such information as current and accurate. Fund Agent has no responsibility to register the Shares for sale or make the Shares available for sale in any state or jurisdiction and is not responsible for the issuance, form, validity, enforceability or value of the Fund Shares. Recordkeeping Agent shall advise Fund Agent or its designated agent, on each transaction processed through the National Securities Clearing Corporation’s (“NSCC”) Fund/SERV system (“Fund/SERV”), as to the state or jurisdiction in which Client resides and Fund Agent or its designated agent, not Recordkeeping Agent, shall be responsible for rejecting transactions originating in the states or jurisdictions in which the Shares are not qualified for sale.

ARTICLE III  CONFIDENTIALITY, PRIVACY AND NON-DISCLOSURE

Section 3.01 Confidential Information and Exceptions.

(a) “Confidential Information” shall include all confidential or non-public data and information submitted to a party or obtained by a party in connection with this Agreement, in whatever format it exists, including verbal, written, visual, graphic, electronic or machine-readable form. Confidential Information shall include this Agreement and all information that a party designates as being confidential or that either by its nature or under the circumstances surrounding disclosure ought to be recognized by the receiving party as being confidential. Confidential Information also includes information received from third parties that a party is obligated to treat as confidential.

4	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

(b) By way of example only and without limitation, Confidential Information includes, with relation to any party: any trade secrets; information concerning, relating to or making reference to, in any way, the business and affairs of any party; financial practices or information; business practices, plans and strategies; price lists; customer lists and profiles (whether provided directly by a party or otherwise); and any other information, however documented, that is deemed by a party to be proprietary that is disclosed by one party to another pursuant to this Agreement. Confidential Information also includes non-public personal information (“NPPI”) as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time (“GLBA”) relating to any party.

(c) Exceptions. Notwithstanding Section 3.01(a), Confidential Information does not include information which is: (i) developed by the receiving party without use of the other party’s Confidential Information; (ii) publicly known (other than through unauthorized disclosure); (iii) disclosed by the disclosing party to a third party free of any obligation of confidentiality; (iv) already known by the receiving party without an obligation of confidentiality to the disclosing party or a third party; or (v) rightfully received by a party free of any obligation of confidentiality.

Section 3.02 Disclosure and Use Restrictions. All Confidential Information relating to a party shall be held in confidence by the receiving party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. The party receiving Confidential Information will protect the disclosing party’s Confidential Information from unauthorized access and maintain the confidentiality of the disclosing party’s Confidential Information using procedures no less rigorous than those the receiving party uses to protect and preserve the confidentiality of its own Confidential Information of a similar nature. In no event shall the receiving party use less than a reasonable degree of care to protect the disclosing party’s Confidential Information.

Section 3.03 Permitted Use and Disclosure.

(a) The receiving party is permitted to disclose Confidential Information to its and its affiliates’ personnel, subcontractors, and service providers (“Permitted Recipients”) to the extent such disclosure is reasonably necessary for the purposes of fulfilling its obligations under this Agreement, or under applicable law, provided that; the receiving party shall take all reasonable measures to ensure that Confidential Information of the disclosing party is not disclosed, duplicated, or used in any manner, in contravention of the provisions of this Agreement by the Permitted Recipients and such Permitted Recipient is subject to standards of confidentiality with the receiving party that are no less stringent than those contained herein. The receiving party is also permitted to disclose Confidential Information: (i) to comply with its obligations under applicable law; (ii) pursuant to an order of any court or arbitration forum unless prohibited under applicable law; and (iii) pursuant to any request, inquiry, examination, inspection or audit by a governmental, regulatory or self-regulatory organization (“SRO”) with jurisdiction over a receiving party. In addition, a receiving party may disclose Confidential Information which is account information pursuant to a duly issued subpoena unless prohibited under applicable law. Except as permitted under this Agreement, unless it obtains the consent of the disclosing party, a receiving party shall not (y) disclose, publish, release, transfer or otherwise make available Confidential Information of the disclosing party in any form to any person or entity; or (z) use such Confidential Information for the benefit of any person or entity.

(b) With respect to NPPI, each party shall, and shall cause its personnel, affiliates, subcontractors, and service providers to, implement and maintain any additional, appropriate security measures to (i) ensure the security and confidentiality of NPPI; (ii) protect against any threats or hazards to the security or integrity of NPPI; (iii) prevent unauthorized access to or use of NPPI; and (iv) otherwise keep NPPI confidential in accordance with the terms of this Agreement, the GLBA and any other applicable law of any jurisdiction relating to disclosure or use of NPPI.

Section 3.04 Notification of a Confidentiality Breach or Privacy Incident. The receiving party shall notify the disclosing party promptly upon discovery of any material breach of Article II and will cooperate with the disclosing

5	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

party in every reasonable way to help the disclosing party regain possession of its Confidential Information and prevent its further unauthorized use.

Section 3.05 Ownership of Confidential Information. All Confidential Information is and shall remain the property of the disclosing party. By disclosing Confidential Information to the receiving party, the disclosing party does not grant to the receiving party any license, interest or rights of any kind in and to the Confidential Information. The receiving party agrees that the disclosure of the Confidential Information of the disclosing party does not confer upon the receiving party any rights in or to the disclosing party’s Confidential Information.

ARTICLE IV  FEES AND COMPENSATION

Section 4.01 Purchase Discounts. Discounts are allowed in accordance with the schedule of sales charges described in the applicable Fund’s Prospectus, including a provision for adjustments to the schedule upon prior written notice to shareholders and to Recordkeeping Agent. Schedules apply to single purchases, purchases under a letter of intent or purchases pursuant to rights of accumulation. Each of the parties to this Agreement represents that it undertakes to make certain, based upon the information made available to it, that Client’s purchase or exchange order receives the most favorable pricing discount to which such order is entitled. Fund Agent agrees to pay Recordkeeping Agent in accordance with any applicable Rule 12b-1 Plan adopted by the Funds, or any amendments thereto, a copy of which will be provided to Recordkeeping Agent upon request. Such payments shall be made at the rate and frequency specified in either Schedule A to this Agreement or the applicable Prospectus. Fund Agent understands and agrees that any payments made to Recordkeeping Agent pursuant to this paragraph shall be for the full credit to the applicable IBD; provided however, that to the extent that a Fund elects to use the NSCC’s Commission Settlement file or any applicable 12b-1 Plan payment for the performance of services described herein or in any addendum to this Agreement, Recordkeeping Agent may retain any such payments pursuant to this paragraph and separate agreements with participating IBDs. The parties acknowledge that such payments represent compensation for services described herein or in the Addendum(s) to this Agreement and not for distribution services provided to Fund Agent or to a Fund.

Section 4.02 Fees. For the performance of services described in this Agreement, Recordkeeping Agent shall receive fees (“Fees”) to be calculated and paid as set forth below. The Funds shall pay our cause to be paid any amounts owed to Recordkeeping Agent on a monthly basis, no later than seven (7) Business Days after the last Business Day of the month.

(a) For Funds listed in Schedule A of this Agreement, whereby the aging of Shares is not required, an amount computed at an annual rate of $17 per open Sub-Account position maintained by Recordkeeping Agent will be charged. If an account holds assets exclusively in Recordkeeping Agent’s No-Transaction Fee program (“FundVest”), the Recordkeeping Fee will not be charged. However, if an account includes only non-FundVest eligible assets, or both FundVest and non-FundVest assets, the Recordkeeping Fee will be charged.

(b) For Funds listed in Schedule A of this Agreement, whereby Recordkeeping Agent must assume the responsibility for the aging of Shares, an amount computed at an annual rate of $20 per open Sub-Account position maintained by Recordkeeping Agent will be charged. If an account holds assets exclusively in FundVest, the Recordkeeping Fee will not be charged. However, if an account includes only non-FundVest eligible assets, or both FundVest and non-FundVest assets, the Recordkeeping Fee will be charged.

Section 4.03 Payment Process. In connection with the payment of Recordkeeping Fees, Recordkeeping Agent shall invoice Fund Agent or its designated agent on a monthly basis.

Section 4.04 Right to Review. Fund Agent or its designated agent shall have the right to conduct a review during Business Hours of Recordkeeping Agent’s books and records relating to any invoice upon reasonable written request. If such review establishes that the actual fees owing to Recordkeeping Agent are more or less than the

6	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

amount reflected on the invoice being audited, such amount shall be credited to Recordkeeping Agent or the Funds, as the case may be, no later than ten (10) Business Days after the completion of such review.

Section 4.05 Expenses. Except as specifically provided for herein, all Recordkeeping Services will be performed at Recordkeeping Agent’s expense, provided that Recordkeeping Agent shall not be responsible for the cost of producing or distributing Disclosure Documents.

Section 4.06 Nature of Recordkeeping Fees. The parties agree that Recordkeeping Fees are incurred for Recordkeeping Services only and not for investment advisory, distribution, trustee, custodial or any other services.

ARTICLE V  REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01 Representations, Warranties, and Covenants of Recordkeeping Agent. Recordkeeping Agent hereby represents, warrants and covenants that:

(a) it has all necessary corporate power and authority under applicable law and any respective charter documents and by-laws, and has taken all corporate action necessary, to enter into this Agreement.

(b) it is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware and that the execution of this Agreement and performance of its duties hereunder have been duly authorized;

(c) it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to transactions contemplated in this Agreement;

(d) it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); it shall comply with all applicable rules and regulations thereof; and it agrees to promptly notify Fund Agent and the Funds in writing in the event such membership is suspended or terminated;

(e) it is a broker-dealer properly registered under the Exchange Act;

(f) it shall not, as principal, sell or purchase Shares at a price lower than the NAV for the applicable trade date;

(g) each IBD for which it submits purchase or exchange orders is required to maintain an active dealer/selling agreement directly with Fund Agent and to inform Recordkeeping Agent of said agreement;

(h) in the event that Shares are held by Recordkeeping Agent on behalf of an IBD and the IBD does not maintain an active dealer/selling agreement directly with Fund Agent, such IBD will be limited to only holding Fund Shares. In such case, Recordkeeping Agent will not submit any orders except redemption orders on behalf of such IBD and Recordkeeping Agent will reject all other orders from such IBD;

(i) holds all Shares in any Account on behalf of Clients and not on its own behalf;

(j) will not make any representations concerning any Shares other than those contained in the Disclosure Documents of the applicable Fund;

(k) will forward for processing on each day only those instructions properly received by Recordkeeping Agent for the account of Clients prior to the Close of Trading. Recordkeeping Agent has, and will maintain at all times during the term of this Addendum, appropriate internal controls for the segregation of instructions received prior to the Close of Trading on any Business Day, from Instructions received after the Close of Trading on any Business Day, as and to the extent required by applicable SEC no-action letters, and/or other applicable authority;

7	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

(l) agrees to cooperate fully with any and all efforts by Fund Agent and/or the Funds to assure themselves that Recordkeeping Agent has implemented effective compliance policies and procedures administered by qualified personnel including, without limitation: (i) providing Fund Agent and/or the Funds the Investment Company Institute’s Financial Intermediary Controls and Compliance Assessment or comparable document on an annual basis in order to provide assurance to Fund Agent and/or the Funds that Recordkeeping Agent is meeting its obligations from a regulatory and operational perspective in its role as Recordkeeping Agent (ii) providing Fund Agent and/or the Funds with periodic and special reports containing transaction details as Transfer Agent may reasonably request in the event of compliance problems; (iii) providing Fund Agent and/or the Funds with such certifications as they may require on a periodic basis; (iv) making Recordkeeping Agent’s personnel available for due diligence review should such review be necessary or appropriate, in the reasonable judgment of Recordkeeping Agent; and (vi) maintaining and preserving all records necessary to demonstrate compliance with the terms of this Agreement, including records demonstrating the time when each order for purchases and redemptions of Fund Shares contemplated by this Agreement was received by Recordkeeping Agent; and

(m) will not submit any orders except redemption orders on behalf of any IBD that does not maintain an active dealer/selling agreement directly with Fund Agent.

Section 5.02 Representations, Warranties, and Covenants of Fund Agent. Fund Agent hereby represents, warrants and covenants that:

(a) it has all necessary corporate power and authority under applicable law and any respective charter documents and by-laws, and has taken all corporate action necessary, to enter into this Agreement;

(b) it is a corporation, partnership or other entity duly organized and validly licensed and existing in good standing under the laws of the jurisdiction in which it is organized, and each jurisdiction in which it has or will engage in its contemplated activities under this Agreement;

(c) it has all necessary power and authority to carry out its respective obligations under this Agreement;

(d) it is a member in good standing of FINRA; it shall comply with all applicable rules and regulations thereof; and it agrees to promptly notify Recordkeeping Agent in writing in the event such membership is suspended or terminated;

(e) it is a broker-dealer properly registered under the Exchange Act;

(f) it, and each of its personnel, has or will have all applicable permits, governmental licenses and registrations necessary to engage in its and its personnel’s contemplated activities under this Agreement;

(g) it shall notify Recordkeeping Agent of any stop order with respect to the offering of Shares and of any other action or circumstance that may prevent the lawful sale of Shares in any state or jurisdiction; and

(h) it shall supply Recordkeeping Agent, or Recordkeeping Agent’s designated agent(s), at Fund Agent’s own expense, with sufficient copies of the Prospectus, annual reports, interim reports, proxy solicitation materials and any such other information and materials upon the request of Recordkeeping Agent or Recordkeeping Agent’s designated agent(s) and that it shall do so in a manner so that Recordkeeping Agent can comply with applicable laws and regulations regarding the timely delivery of such materials to Clients;

(i) it (i) has disclosed any action, suit, investigation, inquiry, or proceeding (formal or informal) pending or threatened against or affecting it, or its respective property or assets, by or before any court or other tribunal, any arbitrator, any governmental authority, or, as applicable, any SRO of which it is a member, that has a material adverse impact on its ability to engage in its contemplated activities under this Agreement; and (ii) will promptly notify of the initiation of any action, investigation, inquiry or proceeding that is likely to have a material adverse impact on its ability to engage in its contemplated activities under this Agreement; and

8	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

(j) it is and shall remain in material compliance with all applicable laws that are now or may become applicable to the transactions contemplated in this Agreement.

Section 5.03 Representations, Warranties and Covenants of the Trust. The Trust hereby represents, warrants and covenants that:

(a) the Shares are duly registered with the U.S. Securities and Exchange Commission (“SEC”) pursuant to applicable laws; and

(b) there are no material misstatements or omissions to state a material fact in any Prospectus necessary in order to make the statements made therein not misleading.

ARTICLE VI   COMPLIANCE WITH LAWS AND REGULATIONS

Section 6.01 General. The parties to this Agreement shall comply with applicable law in connection with this Agreement and shall have policies and procedures in place in order to comply with all such requirements as applicable.

Section 6.02 Office of Foreign Assets Control. As applicable to it, each party shall maintain a reasonable risk-based program to comply with economic, trade and financial sanctions resolutions, laws and regulations of the United States, including those administered and/or enforced by the Office of Foreign Assets Control (“OFAC”) (“Sanctions Laws”).

Section 6.03 Anti-Money Laundering.

(a) Fund Agent and the Funds, where applicable, shall have in place: (i) an anti-money laundering program to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act and/or other legislation (“AML Laws”); and (ii) written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks. Fund Agent and the Funds will promptly inform Recordkeeping Agent in writing if Fund Agent and/or the Funds become aware of any violations of anti-money laundering laws.

(b) Recordkeeping Agent, in its role as a Recordkeeping Agent, carries accounts for IBDs. Recordkeeping Agent represents and warrants to Fund Agent and the Funds that it: (i) has written anti-money laundering procedures consistent with its role as a Recordkeeping Agent, (ii) will cooperate with Fund Agent and the Funds and provide information and reports to Fund Agent’s or the Fund’s designated compliance officer, when reasonably requested in writing from time to time, (iii) will provide information and reports relating to its anti-money laundering program to federal examiners as may be requested, and (iv) will reasonably assure itself that IBDs have acknowledged their responsibility to “know your client”; have appropriate tools to detect suspicious transactions; will cooperate with Fund Agent and the Funds in Fund Agent’s, and IBD’s joint efforts to detect money laundering or terrorist funding; and have tools to abide by USA PATRIOT Act, including: Section 312 (private banking), Section 313 (shell banks), Section 319 (foreign bank ownership), Section 326 (client identification and verification) and all other AML Laws.

Section 6.04 Anti-Bribery Laws. Fund Agent has not, and to the knowledge of Fund Agent, none of its personnel has, made (or offered to make) any unlawful payments to, or conferred (or offered to confer) any benefit upon any foreign government official, any officer or employee of a public international organization, any foreign political party

9	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

or official thereof or any candidate for foreign political office in violation of any applicable anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act of 2010 (“Anti-Bribery Laws”).

Section 6.05 Information Sharing. The parties agree to provide such information as any party may reasonably request to enable the parties and their respective affiliates to fulfill their obligations under applicable Anti-Bribery Laws, Sanctions Laws and the AML Laws.

Section 6.06 Reasonable Assistance. The parties acknowledge and agree that they and their respective affiliates are not responsible for any other party’s compliance with applicable law, provided, however, that each party agrees to provide the other parties with any assistance reasonably requested in connection with an examination by a regulatory authority or SRO to the extent such assistance is permitted by law.

Section 6.07 Notification by Fund Agent. Fund Agent agrees to promptly advise Recordkeeping Agent if it receives notice of (a) to the extent permitted under applicable law, of any written investor complaint, litigation initiated or threatened, or information request by a regulatory authority or SRO which relates in any way to Recordkeeping Agent or is in any way connected to this Agreement or (b) any examination by any regulatory authority or SRO that has resulted in a material compliance deficiency which relates in any way to the subject matter of this Agreement; and Fund Agent agrees to promptly provide Recordkeeping Agent with such information and documentation thereon as Fund Agent may request.

ARTICLE VII   TERM OF AGREEMENT; TERMINATION

Section 7.01 Term of Agreement. This Agreement shall commence as of the Agreement Effective Date.

Section 7.02 Termination for Convenience. Each party may terminate this Agreement for any reason upon ninety (90) days prior written notice to the nonterminating parties. The parties may terminate this Agreement in its entirety or with respect to any particular Fund, upon their mutual written agreement, as of a mutually agreeable termination date.

Section 7.03 Termination for Cause. This Agreement shall terminate automatically if (i) either Recordkeeping Agent or Fund Agent files a petition for bankruptcy, (ii) a trustee or receiver is appointed for either Recordkeeping Agent or Fund Agent or its respective assets under federal bankruptcy laws, (iii) either Recordkeeping Agent’s or Fund Agent’s registration as a broker-dealer with the SEC is suspended or revoked, (iv) either Recordkeeping Agent’s or Fund Agent’s FINRA membership is suspended or revoked, or (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against either Recordkeeping Agent or Fund Agent. This Agreement shall terminate automatically with respect to any Fund if the Distribution Agreement between Fund Agent and such Fund is terminated.

ARTICLE VIII   FORCE MAJEURE AND DISASTER RECOVERY

Section 8.01 Force Majeure. Parties shall not be liable for any loss, delay, or failure to perform their obligations caused, directly or indirectly, to the extent resulting from any circumstances beyond their reasonable control, including without limitation (a) acts of God or natural disasters such as fires, flood, storm, explosions, earthquakes; (b) pandemic, actual or threatened epidemics; disease, (c) legal constraint; work stoppages or other labor disputes; riots; sabotage; insurrection, civil unrest, war either declared or undeclared; acts of any government, governmental authority, police, or military authority, declared or threatened state of emergency; acts of terrorism; or (d) the interruption, loss or malfunction of utilities or transportation, communications, internet failure; outbreaks of computer viruses; worms; parasites; denial of service and the like; (each of the above a “Force Majeure Event”) and collectively, “Force Majeure Events”). Upon the occurrence of a Force Majeure Event, the party experiencing the Force Majeure Event shall promptly advise the other parties of the occurrence of the Force Majeure Event and use all commercially reasonable efforts to minimize the effects of such Force Majeure Event. After the circumstances related to the Force Majeure Event are abated or resolved, the parties shall resume their obligations under this

10	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

Agreement. Notwithstanding the occurrence of any Force Majeure Event, the parties shall remain liable for their respective obligations or liabilities arising on account of any event occurring prior to such Force Majeure Event.

Section 8.02 Disaster Recovery and Business Continuity. Recordkeeping Agent maintains such applicable business continuity plans which include geographically dispersed data centers and processing facilities. The business continuity plans are designed to respond to and recover from business interruptions, while facilitating service continuity within recovery time objectives based on prioritization of objectives and operations.

ARTICLE IX   INDEMNIFICATION

Section 9.01 Recordkeeping Agent. Except for any third-party claim resulting from a grossly negligent, reckless, dishonest, fraudulent, or criminal act or omission or willful misconduct on the part of Fund Agent, the Trust, or the Funds or their respective personnel, Recordkeeping Agent shall, subject to Article X, indemnify, defend and hold harmless Fund Agent, the Trust, the Funds and their personnel from and against all losses, claims, actions, suits, proceedings, demands, damages, liabilities and expenses, including reasonable attorneys’ fees or costs as they are incurred (collectively, “Losses”) in connection with or arising out of:

(a) any grossly negligent, reckless, dishonest, fraudulent, or criminal act or omission or willful misconduct on the part of Recordkeeping Agent or any of Recordkeeping Agent’s personnel with respect to the services provided by Recordkeeping Agent under such this Agreement; and

(b) any material breach by Recordkeeping Agent of any express representation, warranty or covenant as set forth under this Agreement.

Section 9.02 Fund Agent, the Trust, and the Funds. Except for any third-party claim resulting from a grossly negligent, reckless, dishonest, fraudulent, or criminal act or omission or willful misconduct on the part of Recordkeeping Agent or its respective personnel, Fund Agent, the Trust, and the Funds severally shall indemnify, defend and hold harmless Recordkeeping Agent and its personnel from and against any and all Losses as a result of third-party claims in connection with or arising out of:

(a) any grossly negligent, reckless, dishonest, fraudulent, or criminal act or omission or willful misconduct on the part of such party or its personnel in connection with this Agreement;

(b) any material breach by such party or its personnel of any express representation, warranty, covenant, as set forth under this Agreement;

(c) Fund Agent, the Trust, and each Fund severally agree to indemnify and hold harmless Recordkeeping Agent from and against any and all Losses arising from, related to or otherwise connected with: (i) any failure by such party to comply with applicable laws in connection with activities performed under this Agreement; (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or omission to state a material fact required to be stated therein to make the statements therein not misleading or any untrue statement of a material fact or omission to state a material fact in any supplemental sales material provided to Recordkeeping Agent or its designated agent(s) by Fund Agent or Fund (and used by Recordkeeping Agent on the terms and for the period specified by Fund Agent or Fund or stated in such material); and (iii) any inaccurate data provided by Fund Agent, the Trust, and/or any Fund via NSCC’s Mutual Fund Profile II. Fund Agent’s obligation to indemnify Recordkeeping Agent in this clause shall be limited to indemnification actually received by Fund Agent from the Trust and/or the Funds, except to the extent that the relevant Losses result from Fund Agent’s own failure to exercise reasonable care in carrying out its duties. Fund Agent agrees to maintain in effect at all times a binding agreement for indemnification from the Trust and/or the Funds which shall be reasonably sufficient to cover the Losses stated herein.

Section 9.03 The indemnification obligations under this Article IX are subject to the party that is requesting indemnification (the “Indemnified Party”) (i) giving the other party (the “Indemnifying Party”) prompt written notice of such claims, provided, however, that a delay in providing such notification shall not relieve the Indemnifying Party

11	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

of its obligations except to the extent the delay results in the Indemnifying Party being prejudiced; and (ii) providing the Indemnifying Party assistance, at the Indemnifying Party’s expense, reasonably necessary to so defend, compromise or settle the claims. The Indemnified Party may participate in the defense of the claims at its own expense with counsel of its own choosing. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to a third-party claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably denied) unless (1) the judgment or proposed settlement involves only the payment of monetary damages by the Indemnifying Party and does not impose injunctive or other equitable relief upon the Indemnified Party, (2) there are no additional third-party claims that are reasonably likely to be made against the Indemnified Party, (3) there are no likely adverse impacts on existing third-party claims as a result of the judgment or proposed settlement, and (4) the Indemnified Party will have no liability with respect to such judgment or proposed settlement.

Section 9.04 Defense of Claims. The Indemnifying Party will institute a defense against any claims at the sole expense of the Indemnifying Party and using counsel reasonably acceptable to the Indemnified Party. Indemnifying Party will keep the Indemnified Party informed of the status of the defense of such claims, and the Indemnifying Party shall not agree to any settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party will have the right to assume the defense of such claims at the sole expense of the Indemnifying Party.

ARTICLE X   LIMITATION OF LIABILITY

Section 10.01 IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PERSON OR ENTITY (INCLUDING WITHOUT LIMITATION ANY CUSTOMER OF FUND AGENT), FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL OR INDIRECT DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF USE, LOSS OF DATA, TRADING LOSSES, BUSINESS INTERRUPTION OR LOSS OF INCOME OR PROFITS OR OTHER ECONOMIC LOSSES, WHETHER OR NOT FORESEEABLE AND REGARDLESS OF WHETHER IT OR ITS AFFILIATES HAD ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES, AND REGARDLESS OF THE FORM OF CLAIM, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

Section 10.02 IN NO EVENT SHALL ANY PARTY, THEIR AFFILIATES OR SERVICE PROVIDERS OR THE PERSONNEL OF ANY OF THESE BE LIABLE FOR ANY CLAIM ARISING FROM OR RELATED TO THIS AGREEMENT THAT THE PARTY ALLEGING LIABILITY DOES NOT STATE IN A WRITTEN COMPLAINT FILED IN A COURT OR ARBITRATION PROCEEDING AS DESCRIBED HEREIN WITHIN TWO (2) YEARS OF THE DATE THAT THE EVENT GIVING RISE TO THE CLAIM OCCURRED.

ARTICLE XI   INJUNCTIVE RELIEF

Section 11.01 Each party agrees to the entry of an order granting the non-breaching party preliminary and/or permanent injunctive relief to enjoin any breach or threatened breach of this Agreement by the breaching party, or any employee, representative, agent or any person purporting to act on behalf of such breaching party. In addition, each party acknowledges that a breach of the terms regarding confidentiality of information and ownership would cause irreparable and incalculable damage to the non-breaching party. Nothing herein shall preclude the parties

12	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

from pursuing any action or other remedy for any breach or threatened breach of this Agreement, including seeking money damages, all of which shall be cumulative.

ARTICLE XII   DISPUTE RESOLUTION

Section 12.01 Informal Resolution of Disputes. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement (including any breach thereof), the relevant parties agree to use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, the relevant parties shall promptly appoint representatives whose task it shall be to consult and negotiate with the other parties’ representatives in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all of the relevant parties. The representatives shall meet as and when they deem reasonably necessary in order to gather and furnish to the other all information with respect to the dispute which they believe to be appropriate and germane in connection with its resolution. If a resolution is not reached within sixty (60) business days, each relevant party may pursue any remedies it may have at law or in equity.

Section 12.02 Continued Performance. Pending resolution of any dispute, the relevant parties shall proceed with the performance of each of their undisputed obligations pursuant to this Agreement including, but not limited to, payment of undisputed amounts unless otherwise agreed.

ARTICLE XIII   GENERAL PROVISIONS

Section 13.01 Notices. All notices, requests, consents, demands and other communications permitted or required to be given under this Agreement (“Notices”) shall be in writing and shall be effective upon receipt. Notices may be personally delivered, mailed by prepaid certified or registered U.S. mail, or sent by a nationally recognized commercial courier service with tracking capabilities to the parties addressed as follows:

If to Recordkeeping Agent:

Pershing Group LLC

95 Christopher Columbus Drive

Jersey City, NJ 07399

Attn: Mutual Fund Operations, with a copy to the Chief Legal Officer at the same address

If to Fund Agent:

Northern Lights Distributors, LLC
Attn: Legal Department

4221 North 203rd Street, Suite 100
Elkhorn, NE 68022

Notice to each Fund shall be sent to the address indicated on the signature page(s) hereto.

A party may change its delivery information set forth above only by giving proper notice to the other party.

Section 13.02 Public Statements; Use of Names/Logos/Marks.

(a) Public Statements. Fund Agent and Recordkeeping Agent shall consult with one another before issuing any written or oral statement and give each other the opportunity to review and comment upon any press release, advertisement, promotional materials or other public statements, other than with regard to the relationship between the parties (“Public Statements”), with respect to this Agreement or any of the transactions contemplated in this Agreement, and shall not issue any Public Statement without the consent of the party that is not seeking to make the Public Statement, except as may be required by applicable law, governmental order, or any regulatory or judicial authority with jurisdiction over the person seeking to make the Public Statement, provided, however, that the party making the Public Statement shall provide the party not making the Public Statement with advance notice of the

13	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

content of such Public Statement as permitted by applicable law. No person is authorized to make any representations concerning Shares except those contained in the Prospectus or other printed information issued by each Fund or by Fund Agent as information supplemental to each Prospectus. Recordkeeping Agent shall, however, be permitted to publish information including the Fund names, advising that the Funds are available for sale without obtaining prior approval.

(b) Use of Names/Logos/Marks. Except as otherwise expressly provided in this Agreement, no party to this Agreement shall use the other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names, or otherwise refer to or identify the other party (“Identifying Marks”) in any advertising, publicity releases or promotional or marketing publications without, in each case, securing the prior written consent of the other party, except as may be required by applicable law with jurisdiction over the person seeking to use the Identifying Marks, provided, however, that the party seeking to use the Identifying Marks shall provide the party who owns the Identifying Marks with advance notice of the content of such Public Statement as permitted by applicable law.

Section 13.03 Audio Taping of Telephone Conversations. Each party to this Agreement understands and agrees that, for quality control, dispute resolution or other internal business purposes, the parties may record certain customer service telephone conversations between them. All parties to this Agreement hereby consent to such recording and will inform their respective personnel of this practice. It is further understood that all such conversations are deemed Confidential Information and are to be used solely for business purposes.

Section 13.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the applicable parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the applicable parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 13.05 Survival. The provisions of this Agreement relating to indemnification, limitations of liability, proprietary rights, termination fees, record retention, and confidentiality shall survive the expiration or earlier termination of this Agreement.

Section 13.06 Entire Agreement. This Agreement, as may be amended or modified from time to time pursuant to Section 13.07, shall represent the entire agreement between the parties with respect to the subject matter herein and supersedes all prior or contemporaneous proposals, understandings, negotiations, discussions, agreements, and promises, whether written or oral.

Section 13.07 Amendments and Modifications. This Agreement may not be changed, amended or modified (including through addendum) except by an instrument in writing signed by all parties hereto.

Section 13.08 Assignment. No party shall have the right to assign, transfer, or sublicense any obligations or benefits under this Agreement without the prior written consent of the non-assigning party or parties, which consent shall not be unreasonably denied. Any attempt to do any of the foregoing without such consent shall be void. Notwithstanding the foregoing, each of Recordkeeping Agent and Fund Agent may assign this Agreement to any affiliate of the assigning party, or to any successor in interest by merger or acquisition of all or substantially all of its assets, without obtaining the prior consent of the non-assigning party.

Section 13.09 No Implied Waivers. The failure of any party to exercise any rights or option as granted herein, or to require the performance by another party of any provision of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provision or be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement. Any waiver or consent shall be in writing and signed by the applicable party claimed to have waived or consented.

14	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

Section 13.10 No Presumption Against Drafter. Each party has been represented by counsel in connection with the negotiation of this Agreement and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

Section 13.11 Remedies Cumulative. Unless specifically set forth in this Agreement or provided by law, all remedies an applicable party may have, whether at law or in equity, are cumulative and not exclusive. The enumeration herein of specific remedies shall not be exclusive of any other remedies. No single, partial, or other exercise of any such right, power, remedy, or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy, or privilege.

Section 13.12 No Third-Party Beneficiaries. This Agreement (except to the extent third-party beneficiary rights are provided for herein) shall be binding upon and inure solely to the benefit of the applicable parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other entity or person including, but not limited to, end investors or any employee or former employee of any party, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 13.13 Opt-In to U.S. Special Resolution Regimes. In the event Recordkeeping Agent becomes subject to a proceeding under a U.S. special resolution regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from Recordkeeping Agent will be effective to the same extent as the transfer would be effective under the U.S. special resolution regime if the Agreement (and any interest and obligation in or under, and any property securing the Agreement) was governed by the laws of the United States or a state of the United States; and; and in the event Recordkeeping Agent or any of its affiliates becomes subject to a proceeding under a U.S. special resolution regime, default rights with respect to this Agreement that may be exercised against Recordkeeping Agent are permitted to be exercised to no greater extent than the default rights could be exercised under the U.S. special resolution regime if this Agreement was governed by the laws of the United States or a state of the United States.

Section 13.14 Independent Contractor. This Agreement shall not create an association, partnership, joint venture, or relationship of principal and agent, master and servant, or employer and employee between the parties. Except as set forth in this Agreement, no party shall have any right, power or authority (whether expressed or implied) to enter into or assume any duty or obligation on behalf of, or otherwise bind, another party. In receiving orders from and causing to be effected transactions for an IBD in Shares pursuant to this Agreement, Recordkeeping Agent shall act as agent for the IBD and not the individual Clients.

Section 13.15 Governing Law, Jurisdiction and Venue. This Agreement and any and all appendices, ancillary agreements and amendments to this Agreement will be governed in all respects by the laws of the State of New York, without giving effect to the principles of conflicts of law. Any dispute arising out of or relating to this Agreement, or any applicable addendum or supplement hereto, or any breach thereof, shall be settled by arbitration as administered by the American Arbitration Association. Any arbitration shall be conducted in New York, New York, utilizing three arbitrators, and each arbitrator shall be from the securities industry. The decision of the arbitrators shall be binding and final judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The award may allocate attorneys’ fees and arbitration costs between the parties.

Section 13.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by e-mailed pdf or any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. Electronic signatures shall have the same legal effect, validity or enforceability as a manually executed signature or physical delivery thereof, to the extent and as provided for in any applicable law.

15	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

Section 13.17 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.18 Exclusivity. Each party agrees that the arrangements contemplated in this Agreement are intended to be nonexclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities without any other party’s consent.

Section 13.19 Miscellaneous. The parties hereto accept, acknowledge, and will abide by the Operational Guidelines as set forth in Schedule D to this Agreement.

16	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

IN WITNESS WHEREOF, the parties hereby affix their signatures by their duly authorized officers.

17	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

Northern Lights Distributors, LLC	Pershing LLC

Print Name	Print Name
Kevin Guerette	Justin Fay

Signature	Signature
/s/ Kevin Guerette	/s/ Justin Fay

Title	Title
President	Director

Date	Date
6/22/2023	07/17/2023 02:22 PM EDT

Tributary Funds, Inc.

Stephen C. Wade
Print Name

/s/ Stephen C. Wade
Signature

President
Title

5/30/23
Date

1620 Dodge St., SC 1089 Omaha, NE 68197
Address for Notice to the Funds:

18	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

SCHEDULE A

Names of Funds	12b-1 Rate	12b-1 Frequency
Tributary Balanced Fund - Institutional Class	N/A	N/A
Tributary Balanced Fund - Institutional Plus Class	N/A	N/A
Tributary Income Fund - Institutional Class	N/A	N/A
Tributary Income Fund - Institutional Plus Class	N/A	N/A
Tributary Nebraska Tax-Fee Fund - Institutional Plus Class	N/A	N/A
Tributary Short-Intermediate Bond Fund - Institutional Class	N/A	N/A
Tributary Short-Intermediate Bond Fund - Institutional Plus Class	N/A	N/A
Tributary Small Company Fund - Institutional Class	N/A	N/A
Tributary Small Company Fund - Institutional Plus Class	N/A	N/A
Tributary Small/Mid Cap Fund - Institutional Class	N/A	N/A
Tributary Small/Mid Cap Fund - Institutional Plus Class	N/A	N/A

Please insert a list of either all individual Funds or all share classes, with their applicable 12b-1 rates and frequencies (or reference 12b-1 rates can be found in the applicable Prospectus), within this schedule. Any additional Funds added in the future as long as they fall under an existing share class covered by this Agreement can be included under this Agreement without the need for an amendment.

Any Funds to be excluded, if any, should also appear and their reason for exclusion should be referenced.

Any introduction of a new class of Shares would result in the need for an amendment to this Agreement if specific share classes are identified in this Schedule A.

(THIS LANGUAGE SHOULD REMAIN WITHIN THIS SECTION)

Unless otherwise indicated in writing, all additions or deletions to the existing classes or family of funds, either through new offerings, mergers or acquisition, will automatically fall under the rules established by this Agreement and will not require a signed amendment by the parties. Fund Agent will notify Recordkeeping Agent of any aforementioned changes in writing.

19	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

SCHEDULE B – BILLING INFORMATION

Please provide billing contact information.

Name Treasury Admin

Firm Ultimus Fund Solutions, LLC

Address 80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Phone 631-470-2637

E-mail treasury.admin@ultimusfundsolutions.com

20	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

SCHEDULE C - SHAREHOLDER INFORMATION ADDENDUM (UNDER RULE 22C-2(A)(2) OF THE 1940 ACT) (“ADDENDUM”)

SHAREHOLDER INFORMATION

1)	Agreement to Provide Information. Recordkeeping Agent agrees to provide the Funds, upon written request, the taxpayer identification number (or, in the case of non-U.S. Shareholders, if the taxpayer identification number is unavailable, the international taxpayer identification number or other government-issued identifier) (collectively, “TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Recordkeeping Agent during the period covered by the request.

(a) Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The request may not include information for transactions executed more than thirty-six (36) months prior to the date of the request. The Funds may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

(b) Form and Timing of Response. Recordkeeping Agent agrees to transmit the requested information that is on its books and records to the Funds or their respective designees promptly, but in any event not later than ten (10) business days, after receipt of a request. If the requested information is not on Recordkeeping Agent’s books and records, Recordkeeping Agent agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary and, upon further request of the Fund Agent or its designee, to use reasonable efforts to promptly: (i) provide or arrange to provide to the Funds the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) block further purchases of Fund Shares, at the request of the Funds, from such indirect intermediary in nominee name on behalf of other persons. In such instance, Recordkeeping Agent agrees to perform (i) and/or (ii) as per the Funds’ instructions. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

(c) Limitations on Use of Information. The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of Recordkeeping Agent.

2).	Agreement to Restrict Trading. Recordkeeping Agent agrees to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that have been identified by the Funds as having engaged in transactions of the Funds’ Shares (directly or indirectly through Recordkeeping Agent’s account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds. Without limiting Recordkeeping Agent’s obligation to execute written instructions from the Funds to restrict trading as set forth in this section, Recordkeeping Agent reserves the right to block additional purchases of the Funds’ Shares from such Shareholder at their discretion.

21	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

(a) Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b) Timing of Response. Recordkeeping Agent agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Recordkeeping Agent.

(c) Confirmation by Recordkeeping Agent. Recordkeeping Agent must provide written confirmation to the Funds that instructions have been executed. Recordkeeping Agent agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3). Definitions. For purposes of this Addendum:

(a) The term “Fund” includes the fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.*

(b) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by Recordkeeping Agent.

(c) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Recordkeeping Agent in nominee name.

(d) The term “written” includes electronic writings and facsimile transmissions.

*	As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

22	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

SCHEDULE D OPERATIONAL GUIDELINES

(a) Recordkeeping Agent will receive instructions for the Sub-Accounts from its IBDs prior to the Close of Trading on each Business Day. Recordkeeping Agent will, upon its acceptance of any such instructions, communicate such acceptance to the Sub-Accounts.

(b) Recordkeeping Agent or its designee will communicate to Fund Agent or its designated agent, by means of electronic transmission or other mutually acceptable means, a trading activity report for each Account in any of the Funds for the most recent Business Day (“Trade Date”). To the extent that each of the parties is a member of, and/or has access to, NSCC systems and services, including Fund/SERV and Networking, the parties agree to utilize such services for all transactions contemplated hereunder and agree that all such dealings and transactions shall be processed in accordance with, and governed by, the NSCC’s Rules and Procedures (as may be amended from time to time) and the Networking Agreement executed by each such party. In the event of NSCC unavailability at any time, the following procedures will apply:

(i) Fund Agent or its designated agent shall use its best efforts to provide information to Recordkeeping Agent, by means of electronic transmission or other mutually acceptable means, by 7:00 p.m. Eastern Time on each Business Day.

(ii) Recordkeeping Agent or its designee will communicate to Fund Agent or its designated agent, by means of electronic transmission or other mutually acceptable means, a trading activity report for each Account in any of the Funds for Trade Date on the Business Day following the Trade Date (“Settlement Date”).

(iii) In the event there is a non-NSCC purchase for an Account in any Fund, Recordkeeping Agent or its designee will exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by Fund Agent or it designated agent by the close of the Federal Reserve Wire Transfer System on the Settlement Date.

(iv) In the event there is a non-NSCC redemption by an Account in any Fund, Fund Agent or its designated agent will wire the redemption proceeds to the Account’s custodial account, or to the designated depository for an Account, as specified by Recordkeeping Agent or its designee.

(v) If the dollar amount of the redemption proceeds wired by Fund Agent or its designated agent exceeds the amount that should have been transmitted, Recordkeeping Agent will exercise its best efforts to have such excess amount returned to Fund Agent or its designated agent as soon as possible.

(c) All wire payments referenced in this Addendum shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Addendum, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the monetary transfer duties of Fund Agent, Recordkeeping Agent, and their designees under these Operational Guidelines shall be suspended and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.

(d) In the event (1) a Fund is required (under the then prevailing pricing error guidelines of the Fund) to recalculate purchases and redemptions of Shares held in an Account due to an error in calculating the net asset value of such class of Shares (a “NAV Error”) or (2) there is a dividend rate error with respect to any Fund held in an Account (a “Rate Error”; Rate Error and NAV Error individually and collectively shall be referred to as a “Pricing Error”):

23	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

(i) Fund Agent or its designated agent shall promptly notify Recordkeeping Agent in writing of the Pricing Error, which written notice shall identify the class of Shares, the Business Day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each Business Day.

(ii) Upon such notification, Recordkeeping Agent shall promptly determine, for all Sub-Accounts which purchased or redeemed Shares on each Business Day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed for the Sub-Account. Following such determination, the Recordkeeping Agent shall notify Fund Agent or its designated agent of the net changes in transactions for the relevant Account and Fund Agent or its designated agent shall adjust the Account accordingly.

(iii) If, after considering the adjustments required by subparagraph (d)(ii), Recordkeeping Agent determines that some Sub-Account Clients are still entitled to additional redemption proceeds (a “Redemption Shortfall”), it shall notify Fund Agent or its designated agent of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, Fund Agent or its designated agent will cause the relevant Fund to remit to Recordkeeping Agent additional redemption proceeds in the amount of such Redemption Shortfalls and Recordkeeping Agent will apply such funds to payment of the Redemption Shortfalls.

(iv) If, after considering the adjustments required by subparagraph (d)(ii), Recordkeeping Agent determines that a Sub-Account Client still received excess redemption proceeds (a “Redemption Overage”), Recordkeeping Agent shall use its best efforts to collect the balance of such Redemption Overage from such Sub-Account Client. In no event, however, shall Recordkeeping Agent be liable to Fund Agent or any Fund for any Redemption Overage. Nothing in this subparagraph (d) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

(e) CDSC.

(i) Within seven (7) Business Days after the end of each month, Recordkeeping Agent will electronically send, or cause to be sent, to Fund Agent or its designated agent, any CDSC reports requested in writing. Information provided in each report will be as of the last day of each month. Recordkeeping Agent shall send such additional information to Fund Agent or its designated agent regarding CDSCs as Fund Agent or its designated agent may request from time to time.

(ii) Within ten (10) Business Days after the end of each month, Recordkeeping Agent will wire transfer pursuant to written instructions received from Fund Agent or its designated agent, the CDSCs collected on all classes of Shares.

(f) Share Lot Information. Upon transferring Client Shares out of an Account to an individual Shareholder account with the Fund, provided that share lot information has been previously received by Recordkeeping Agent on a transfer in or conversion, Recordkeeping Agent agrees to supply the Fund parties with such Shareholder’s history of purchases, redemptions (including exchanges) and reinvested distributions that result in total Shares

24	August 2021

Recordkeeping Agreement	CONFIDENTIAL

By and Among Pershing LLC (“Pershing”), Tributary Funds, Inc. on behalf of the funds listed on attached Schedule A (“Funds”) and Northern Lights Distributors, LLC (“Fund Agent”)

May 19, 2023

owned for any class in the Fund owned by such Shareholder that would be necessary to establish all Share lots for CDSC, 12b-1 or other fee payments and calculations as required to be maintained pursuant to this Addendum. The Recordkeeping Agent will supply such information in a format acceptable to the Fund Agent or its designated agent.

Upon transferring Client Shares into an Account from an individual Shareholder account with the Fund or contra broker, the Recordkeeping Agent will look to the Fund Agent or its designated agent for Share lot information if the transfer came from an individual Shareholder account or look to the Fund Agent or its designated agent to work with the contra broker to provide the appropriate Share lot information.

(i) if the contra broker fails to provide the appropriate Share lot information on a transfer upon request of the Fund Agent or its designated agent within fifteen (15) days of the information being requested by Recordkeeping Agent, the Recordkeeping Agent and Fund Agent or its designated agent agree that the lots will be aged as CDSC free on the Recordkeeping Agent’s books so as to assure that the individual Shareholder account is not inappropriately impacted by the contra broker’s failure to provide information.

(ii) Recordkeeping Agent agrees that if the information is received by the Fund Agent or its designated agent from the contra broker on a transfer after the window of fifteen (15) days has passed that Recordkeeping Agent will update the Share lot information as soon as reasonably practicable.

25	August 2021